Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Mele Telitz, Director of Communications

(855) 740-QUTR (7878); mele@quture.com

QUTURE INTERNATIONAL, INC. COMPLETES NAME CHANGE

Company’s new ticker symbol QUTR effective September 5, 2012

DAYTONA BEACH, FL., September 5, 2012 – Quture today announced that the Company's official name change to Quture International Inc. has been completed and approved by FINRA. The Company will commence trading under the new OTCQB ticker symbol QUTR, effective today, September 5, 2012. Quture, Inc. (“Quture”) remains the wholly owned operating subsidiary of QUTR.

"We are very pleased to have concluded the name change of our public entity to Quture International, Inc., and the trading symbol change to QUTR, as they more accurately describe our core business,” said G. Landon Feazell, Chairman and CEO of Quture International. “These changes reflect the new pedigree of this Company. Quture continues its steady progression of hitting our marks along a remarkable course of milestones and accomplishments. We also believe that Quture is rapidly accomplishing the organizational structure, staffing and revenue models to implement our immediate and long-term strategic and marketing plans. We are committed to Quture’s corporate value proposition to build shareholder value. As an update to my June 21, 2012 letter to shareholders, we are building on the solid foundation of our game changing technology with our extraordinary Application Partner InterSystems and with our accomplished and visionary management team.”

ABOUT QUTURE INTERNATIONAL, INC. (www.quture.com)

Quture International, Inc. is an emerging growth company positioned to become the leading clinical knowledge company in the world. The core competence of Quture is clinical performance enhancement to achieve optimal patient outcomes. Quture’s brand is centered on the value proposition of trust, transparency and independence. As the free enterprise solution to improving health and healthcare while reducing costs, Quture is comprised of subsidiaries in North America and Europe for the operations of its software technology solutions, plans for a “beyond data” consulting and knowledge applications company, as well as plans for a personalized, proactive, and predictive medicine company with a virtual community of members. These subsidiaries will all be affiliated with the Qx Medical Exchange, which the Company intends to become the largest medical and health exchange in the world. Quture International is a Nevada corporation currently trading under the symbol QUTR.

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law. There is no assurance that a definitive agreement will be completed.